Norman L. Frohreich President and Chief Executive Officer FullCircle Registry, Inc 161 Alpine Drive Shelbyville, KY 40065-8878 Phone: (502) 410-4500 Fax: (502) 633-6163 Direct: 574-238-3699

FullCircle Registry, Inc., Announces Agreement with HFP Capital Markets, LLC

Shelbyville, KY, February 14, 2013 (OTC Bulletin Board: FLCR) FullCircle Registry Corporation is pleased to announce that it has entered into an agreement with HFP Capital Markets, LLC of New York, N.Y.

In part, here are excerpts from the agreement.

As FullCircle (The Company) seeks to prepare itself for the next phase of its success, HFP Capital will guide the Company through this process.   HFP will provide the financial deep bench to help management navigate this critical time and ultimately execute the established plan.

FULLCIRCLE REGISTRY SCOPE OF WORK PROPOSAL

The HFP advisory team believes now is the best time to begin this process because of the financial progress FullCircle has enjoyed in the recent past. This coupled with attractive valuations and the continued acceptance of the public holding company/Buffet Model is very encouraging. If FullCircle is able to get to a critical mass, we believe there is an enormous amount of opportunity and value for The Company and its shareholders.

Phase One

The following is an overview of the services the HFP team will provide in order to best position FullCircle for the future. We believe these items will best position the company to become an attractive investment while simultaneously taking advantage of favorable Mergers & Acquisitions valuations.

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Deep dive into Company financials to assess needs

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Provide project based market data on industry verticals

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Companies chosen for FullCircle portfolio must be intrinsically “Undervalued” based on book value

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Identified companies must have an able, motivated and trustworthy management team

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Initiate outreach and meaningful discussions with current legacy shareholder base

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Update financial databases that are most frequently used by investing public (i.e. Bloomberg, Yahoo, Cap IQ)

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Work with management to establish an executable timeline and action plan for the next 3 years

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Create/ rework current investor presentation based on corporate strategy moving forward

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Acquisitions targets

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Institutional investors

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Retail Investors

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Commercial partners

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Financial & strategic buyers

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Begin preparing FullCircle to be introduced to specific strategic and financial partners

Phase Two

Once a discernible roadmap and action plan have been established and executed, HFP Corporate advisory will move into its next phase of support. With the overall goal of driving shareholder value we have identified four main targeted areas that the HFP team will seek to address. Each of these items will be attacked and monitored directly by our Advisory Team.

See us online at www.FullCircleRegistry.com

Corporate Access

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Increased efficiency, quality and measurability of a sustained marketing effort

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Increased Institutional Awareness and Participation to include institutions with long term (buy and hold) investment horizons and consistent coverage of portfolio managers and analyst regarding all things regarding FLCR.

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Increase in liquidity to include exposure to:  The hedge fund community, smaller asset managers and to quality high net worth investors and family office groups.

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Expansion of research coverage

HFP states that they will be spending time with both the retail and institutional investment community that is of paramount importance for FullCircle. These meetings provide the investor community with valuable insight into the company’s operations, management team, long term objectives and strategic vision. More important than just scheduling meetings, HFP Capital will work with FLCR to put The Company in front of the “right” investors.

HFP Capital has relationships with over 200 institutional investors and thousands of retail investors and will work with FullCircle to position the Company with these clients. The Corporate Access team will provide detailed feedback from each meeting to FLCR as well as stay in front of these investors with up to date information about The Company.

Once phase one is complete the advisory team recommends that management meet with portfolio managers, analysts and high net worth investors at least twice a quarter (one on one meetings and/or conference calls). It is our belief that a consistent and controlled commitment will have a significant impact on shareholder value.

Forward-Looking Statements  This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements as to future operating results and plans that involve risks and uncertainties. We use words such as “expects”, “anticipates”, “believes”, “estimates”, the negative of these terms and similar expressions to identify forward looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by those projected in the forward-looking statements for any reason.

Information Contact:

Norman L. Frohreich, President and CEO, FullCircle Registry, Inc. 574-238-3699

HFP Capital Markets, LLC, Corporate Office 866-807-4991

See us online at www.FullCircleRegistry.com